Tidal Trust II 485BPOS

Exhibit 99(a)(xii)(2)

SUBSIDIARY SUB-ADVISORY AGREEMENT

This Subsidiary Sub-Advisory Agreement (the “Agreement”) is made as of the 4th day of June 2025, by and between Nicholas Wealth, LLC, a Georgia limited liability company located at 218 Roswell Street NE, Suite 200, Marietta, Georgia 30060 (the “Sub-Adviser”), and Tidal Investments LLC, a Delaware limited liability company located at 234 West Florida Street, Suite 203 Milwaukee, Wisconsin 53204 (the “Adviser”). The Adviser and the Sub-Adviser are each and individually a “Party” and collectively the “Parties.”

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and as a commodity pool operator (“CPO”) subject to regulation under the Commodity Exchange Act (“CEA”) and by the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”);

WHEREAS, Nicholas Crypto Income Cayman Subsidiary (the “Cayman Fund”), is an Exempted Company incorporated in the Cayman Islands with limited liability, and will be wholly-owned by its sole investor, Nicholas Crypto Income ETF (the “U.S. Fund”) which is a series of Tidal Trust II, a Delaware statutory trust, (the “Trust”), is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has retained the Adviser to perform investment advisory services for the Cayman Fund under the terms of an investment advisory agreement between the Adviser and the Cayman Fund, dated April 4, 2025 (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that the Adviser shall have the authority to select and retain sub-advisers to perform some or all of the services for which the Adviser is responsible pursuant to the Advisory Agreement;

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, wishes to retain the Sub-Adviser, with the approval of the Board of Trustees of the Trust and, if required, the shareholders of the U.S. Fund, to provide sub-advisory services in the manner and in accordance with the terms of this Agreement (as it may be amended from time to time);

WHEREAS, the Adviser has furnished the Sub-Adviser with copies of each of the following documents: (a) the Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”); (b) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time); (c) Prospectus and Statement of Additional Information of the U.S. Fund (“Prospectus” and “SAI”, respectively); and (d) policies and procedures of the Trust and the Advisory Agreement that govern the Sub-Adviser’s portfolio management services under this Agreement; and

WHEREAS, the U.S. Fund is a separate series of the Trust having separate assets and liabilities.

NOW, THEREFORE: intending to be legally bound, the Parties hereby agree as follows:

1. APPOINTMENT OF sub-adviser.

a.	Acceptance. The Adviser hereby retains the Sub-Adviser to manage the portion of the Cayman Fund’s assets allocated to the Sub-Adviser by the Adviser (“Allocated Portion”) for the period and on the terms set forth in this Agreement. The Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided.

b.	Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Cayman Fund.

c.	The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Sub-Adviser represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act and further represents, warrants and agrees that it is duly organized and properly registered and operating under the laws of Delaware with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement. The information contained in the Sub-Adviser’s Form ADV of the Adviser as provided to the Adviser is true and complete in all material respects, and also as filed with the SEC and provided to clients, is true and complete in all material respects, and does not make any untrue statement of a material fact or omit to state any material fact which is required to be stated in the Form ADV.

d.	The Adviser’s Representations. The Adviser represents, warrants and agrees that (i) it is registered as an investment adviser under the Advisers Act and has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; and (ii) it has the authority under the Advisory Agreement to appoint the Sub-Adviser;. The Adviser further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of Delaware with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement.

e.	Plenary authority of the Board of Trustees. The Sub-Adviser and the Adviser both acknowledge that the U.S. Fund is a registered investment company that operates as a series of the Trust under the authority of the Board of Trustees.

2. PROVISION OF TRADING SERVICES.

The Sub-Adviser will make recommendations to the Adviser for the Allocated Portion in accordance with this Agreement and the investment objective, policies and restrictions as stated in the U.S. Fund’s then-current Prospectus and Statement of Additional Information (the “Investment Guidelines”). The Parties acknowledge the current Investment Guidelines applicable to the Allocated Portion, including descriptions of each of the one or more strategies to be employed by the Sub-Adviser from time to time in respect of the Allocated Portion (together, the “Strategies” and each, a “Strategy”). From time to time, the Adviser or the Trust may provide the Sub-Adviser with written copies of additional or amended investment guidelines, or the Adviser may determine to add, amend, or discontinue one or more new or existing Strategies, in each case which shall become effective at such time as agreed upon by both Parties in writing and promptly incorporated as an amendment of the Investment Guidelines (with any corresponding amendments, if necessary, to the U.S. Fund’s Prospectus and SAI being the responsibility of the Adviser and/or Trust). The Sub-Adviser will manage the investment and reinvestment of the Allocated Portion, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Adviser, consistent with the applicable Investment Guidelines or any directions or instructions delivered to the Sub-Adviser in writing by the Adviser or the Trust from time to time, and further subject to the plenary authority of the Board of Trustees. It is acknowledged and agreed by the Parties to this Agreement that any amendment to the Investment Guidelines from time to time as described above, including any addition, amendment or discontinuance of a Strategy or Strategies, will not constitute a termination of this Agreement, and further that any termination of this Agreement shall be made in accordance solely with the provisions of Section 8 of this Agreement.

Consistent with the Investment Guidelines, unless otherwise directed in writing by the Adviser or the Trust, the Sub-Adviser shall supervise the day-to-day operations of the Allocated Portion and is authorized to perform the following services: cash management of the Allocated Portion, including determining which portion of the Cayman Fund’s assets will be held uninvested in cash or cash equivalents and/or invested in U.S. Treasury bills, money market instruments or similar instruments, as well as any other investments the Adviser may so direct or authorize.

In addition, the Sub-Adviser will in the performance of its duties and obligations under this Agreement in respect of the Allocated Portion:

a.	maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Sub-Adviser, to the extent not maintained by the Adviser or another agent of the Trust, and the Sub-Adviser hereby agrees that all records which it maintains for the Cayman Fund are the property of the Cayman Fund and further agrees to surrender promptly to the Trust or the Adviser copies of any such records upon the Trust’s or Adviser’s request;

b.	as soon as practicable after the close of business each day, but no later than the close of business the following business day, provide the U.S. Fund’s Administrator and/or Custodian, as requested (generally via electronic file format) with the trade information for each transaction effected for the Allocated Portion, provide copies of such trade tickets to the Adviser and the Trust upon request, and promptly forward to the Custodian and/or Administrator, as requested, copies of all brokerage or dealer confirmations;

c.	to the extent reasonably requested by the Trust, use its commercially reasonable best efforts to assist the Chief Compliance Officer of the Trust (“CCO”) comply with applicable requirements of Rule 38a-1 under the 1940 Act and the Advisory Agreement, including, without limitation, providing the CCO with (a) current copies of the compliance policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of Federal Securities Laws (as such term is defined in Rule 38a-1) to the extent applicable to the Sub-Adviser’s management of the Allocated Portion;

d.	act in conformity with the Trust’s Declaration of Trust, the U.S. Fund’s Prospectus and SAI and all other applicable federal laws and regulations, as each is amended from time to time;

e.	except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Allocated Portion, including, without limitation, the identification and market value or other pricing information of any and all portfolio investments or other financial instruments held by the Allocated Portion, and any and all trades of portfolio investments or other transactions effected for the Allocated Portion (including past, pending and proposed trades); and

f.	provide reasonable assistance to the Adviser, the Administrator and/or the Trust with respect to the annual audit of the U.S. Fund’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations; (ii) providing, as applicable, copies of trade-related documentation, including, but not limited to, agreements relating to loans, swaps or other derivatives, or futures trading accounts, within a reasonable time after the execution of such agreements; (iii) providing assistance in obtaining trade confirmations in the event the U.S. Fund, Cayman Fund or the U.S. Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments that are not readily ascertainable in the event the U.S. Fund, Cayman Fund or the U.S. Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

The Adviser or its authorized agents will timely provide the Sub-Adviser, or arrange for the Trust to provide the Sub-Adviser, with copies of monthly accounting statements for the Allocated Portion, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

In the case of notices of class action suits received by Sub-Adviser involving issuers, counterparties or other parties in interest with respect to investments presently or formerly held in the Allocated Portion, the Sub-Adviser shall promptly forward such notices to the Adviser or the Trust.

3. ALLOCATION OF EXPENSES

Each Party to this Agreement shall bear the costs and expenses of performing its obligations hereunder, except that the Cayman Fund or the Adviser shall be responsible for payment of brokerage commissions, transfer fees, registration costs, transaction-related taxes and other similar costs and transaction-related expenses and fees arising out of transactions effected on behalf of the Cayman Fund. The Sub-Adviser specifically agrees that with respect to the operation of the Allocated Portion, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment reasonably necessary to provide its advisory services in respect of the Allocated Portion hereunder. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Cayman Fund and the Adviser in the Advisory Agreement or any other agreement to which they are Parties.

4. FEES

The Sub-Adviser receives compensation for its services to the U.S. Fund, and will not receive any additional compensation for services rendered by the Sub-Adviser as investment sub-adviser to the Cayman Fund.

5. Limitation of Liability; Indemnification

a.	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, none of the Sub-Adviser, its affiliates or their respective officers, controlling persons, members, partners, shareholders, agents or employees (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) shall be subject to any liability to the Adviser, the Cayman Fund, the U.S. Fund, or the Trust for any act or omission in the course of, or connected with, rendering services hereunder.

b.	Neither the Adviser (including its affiliates, their officers, controlling persons, agents or employees) nor the Sub-Adviser (including all Indemnified Persons) shall be liable to one another for special, consequential or incidental damages.

c.	Sub-Adviser shall indemnify the Adviser, its affiliates, officers, controlling persons, agents, and employees for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) (“Losses”) to which the Adviser may become subject as a result of Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

d.	The Adviser shall indemnify the Indemnified Persons for, and hold each Indemnified Person harmless against, any and all Losses to which such Indemnified Person may become subject as a direct result of this Agreement or Sub-Adviser’s performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for Losses that resulted from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

6. STANDARD OF CARE

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the Investment Guidelines; shall act at all times in the best interests of the Cayman Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

7. TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

This Agreement shall become effective as to the Cayman Fund upon its approval by the Board of Trustees of the Trust and its execution by the Parties hereto. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years from the effective date, and thereafter shall continue in effect for successive additional periods not exceeding one (1) year so long as such continuation with respect to the Cayman Fund is approved at least annually by the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto;

This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon sixty (60) days’ prior written notice to the other party; and

This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act. This Agreement will also terminate immediately in the event that the Advisory Agreement is terminated.

8. SERVICES NOT EXCLUSIVE

The services of the Sub-Adviser to the Adviser and the Allocated Portion are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that the Sub-Adviser and each Indemnified Person may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that Sub-Adviser and each Indemnified Person may give advice and take action in the performance of its duties with respect to any of the Sub-Adviser’s or Indemnified Person’s other clients which may differ from advice given or the timing or nature of action taken with respect to the Allocated Portion. The Sub-Adviser and the Indemnified Persons, however, shall not provide investment advice to any assets of the Cayman Fund other than the Allocated Portion. Nothing in this Agreement shall be deemed to require the Sub-Adviser or any Indemnified Person to purchase or sell for the Allocated Portion of the Cayman Fund any security or other property which the Sub-Adviser or any Indemnified Person may purchase or sell for its or their own account or for the account of any other client.

9. AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio investments of the Allocated Portion with those for other accounts managed by the Sub-Adviser or its affiliates, to the extent permitted by applicable laws and regulations and only if orders are allocated in a manner deemed equitable by the Sub-Adviser among the accounts.

The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account; each account participating in an aggregated order will participate at the average price for all transactions in that investment on a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Sub-Adviser’s compliance policies and procedures.

10. NO SHORTING FUND SHARES; NO BORROWING FROM FUND

The Sub-Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Cayman Fund or U.S. Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

The Sub-Adviser may not borrow any assets, securities or other property from the Cayman Fund.

11. AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all Parties.

12. CONFIDENTIAL RELATIONSHIP.

The Sub-Adviser will not disclose, in any manner whatsoever, any list of securities or other investments held by the Cayman Fund or the U.S. Fund, except in accordance with the U.S. Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust. The Sub-Adviser has adopted appropriate policies which require that each of its officers, employees, or other access persons refrain from disclosing the securities or other investments of the Cayman Fund and the U.S. Fund, except in accordance with the U.S. Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust.

13. CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the U.S. Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its commercially reasonable efforts to assist the Trust and the U.S. Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Trust of any material development related to the Allocated Portion that the Sub-Adviser reasonably believes is relevant to the U.S. Fund’s certification obligations under the Sarbanes-Oxley Act.

14. COMPLIANCE PROGRAM AND REPORTING

The Sub-Adviser acknowledges it is an “investment adviser” to the Cayman Fund as that term is defined in Section 2(a)(20) of the 1940 Act, and represents and warrants that it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as defined in Rule 38a-1 of the 1940 Act, including adoption of a code of ethics consistent with the requirements of Rule 17j-1 of the 1940 Act, in connection with its management of the Allocated Portion (the policies and procedures referred to in this Section are referred to herein as the Sub-Adviser’s “Compliance Program”).

The Sub-Adviser shall furnish the Adviser, the Board of Trustees of the Trust and/or the CCO of the Trust with such information, certifications and reports as such persons may reasonably deem appropriate or may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s compliance with the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Upon the commercially reasonable request of the Adviser or the Trust given upon commercially reasonable advance notice, the Sub-Adviser shall make its officers and employees available to the Adviser and/or the CCO of the Trust from time to time to review the Sub-Adviser’s Compliance Program and its adherence thereto.

15. REFERENCE TO ADVISER AND SUB-ADVISER

a.	The Sub-Adviser grants the Adviser non-exclusive rights to use, display and promote trademarks, symbols, logos or other trade dress of the Sub-Adviser in conjunction with any activity associated with the Cayman Fund, and the Adviser may promote the identity of and services provided by the Sub-Adviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials; provided, however, that at all times the Adviser shall protect the goodwill and reputation of the Sub-Adviser in connection with marketing and promotion of the Cayman Fund.

b.	Neither the Sub-Adviser nor any affiliate or agent of Sub-Adviser shall make reference to or use the name of the Adviser or any of its affiliates, or any of their clients, except references concerning the identity of and services provided by the Sub-Adviser to the Cayman Fund or to the Adviser, which references shall not differ in substance from those included in the U.S. Fund’s Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having substantially the same form as previously approved by the Adviser, and without material difference in content, may be used by the Sub-Adviser without obtaining the Adviser’s approval, unless the Adviser’s previous approval is withdrawn in writing. The Sub-Adviser hereby agrees to make all commercially reasonable efforts to cause any agent or affiliate of the Sub-Adviser to satisfy the foregoing obligation.

c.	It is understood that the name of each Party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the Party in question and its affiliates, and that each other Party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the Parties shall forthwith cease to use the names of the other Party (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

16. OTHER SUB-ADVISERS

In performance of its duties and obligations under this Agreement, the Sub-Adviser may, at its own expense, consult with other sub-advisers for the Cayman Fund concerning transactions for the Cayman Fund in securities or other assets.

17. NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Adviser and the Trust about: (a) material changes in the employment status of key investment and portfolio management personnel, including a Chief Investment Officer or similar position, involved in the management of the Allocated Portion; (b) material changes in the investment process used to manage the Allocated Portion; (c) material changes in senior management or operations of the Sub-Adviser, including specifically changes in the roles of Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer or General Counsel; or (d) any material change in ownership or capital structure of the Sub-Adviser which may constitute an “assignment” of this Agreement as defined in Section 15 of the 1940 Act, and the rules promulgated thereunder.

18. NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Tidal Investments, LLC 234 West Florida Street, Suite 203 Milwaukee, Wisconsin 53204 Attention: Chief Executive Officer

SUB-ADVISER:	Nicholas Wealth, LLC 218 Roswell Street NE, Suite 200 Marietta, Georgia 30060 Attn: Compliance

19. ASSIGNMENT

This Agreement may not be assigned by any Party, either in whole or in part, without the prior written consent of each other Party.

20. SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

21. CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

22. GOVERNING LAW AND ARBITRATION

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(b) Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, Sub-Adviser and Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction. Sub-Adviser and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Adviser and Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

23. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day first set forth above.

Tidal Investments LLC (Adviser)

By:	/s/Dan Carlson
Name:	Dan Carlson
Title:	Chief of Staff

Nicholas Wealth, LLC (Sub-Adviser)

By:	/s/David Nicholas
Name:	David Nicholas
Title:	President